EXHIBIT 5

April 12, 2010

CBOE Holdings, Inc.

400 South LaSalle Street

Chicago, IL  60605

Re:  Restructuring Transaction

Ladies and Gentlemen:

We are acting as counsel to CBOE Holdings, Inc., a Delaware corporation (“CBOE Holdings”), a wholly owned subsidiary of Chicago Board Options Exchange, Incorporated, a Delaware corporation (“CBOE”), in connection with the demutualization and restructuring of CBOE (the “Restructuring Transaction”). As described in the Registration Statement on Form S-4, Registration No. 333-140574 (as amended and supplemented, the “Registration Statement”), filed by CBOE Holdings with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as part of the Restructuring Transaction, CBOE will merge with a wholly owned subsidiary of CBOE Holdings (the “Merger”), as a result of which each regular membership held by a CBOE member on the date of the Restructuring Transaction will be converted into 80,000 shares of Class A Common Stock of CBOE Holdings. Owners of CBOE regular memberships will receive a total of 74,400,000 shares of Class A Common Stock of CBOE Holdings in the Restructuring Transaction.  The shares of Class A Common Stock of CBOE Holdings will be convertible into shares of Class A-1 Common Stock, Class A-2 Common Stock and Unrestricted Common Stock of CBOE Holdings as set forth in the Amended and Restated Certificate of Incorporation of CBOE Holdings (the “Restated Charter”) to be adopted upon consummation of the Merger.

The offer and sale of the shares of Class A Common Stock in the Restructuring Transaction is being registered pursuant to the Registration Statement.

For purposes of rendering the opinions expressed herein, we have examined: the Bylaws and Certificate of Incorporation of CBOE in effect as of the date hereof; the Certificate of Incorporation and the Amended and Restated Bylaws of CBOE Holdings, in effect as of the date hereof; the Certificate of Incorporation and the Restated Bylaws of CBOE and the Restated Charter and the Amended and Restated Bylaws of CBOE Holdings, in each case as proposed to be adopted in the Restructuring Transaction and in the form set forth in the Registration Statement; the Agreement and Plan of Merger by and among CBOE, CBOE Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of CBOE Holdings,  and CBOE Holdings (the “Merger Agreement”) in the form set forth in the Registration Statement; the Registration Statement, including the exhibits thereto; and such other documents, corporate records, and instruments and such laws and regulations as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

(i)                 when the shares of Class A Common Stock are issued in the Merger as described in the Registration Statement and in accordance with the documents referred to therein and herein, such shares will be legally issued, fully paid and nonassessable;

(ii)                when the shares of Class A Common Stock convert into shares of Class A-1 Common Stock and Class A-2 Common Stock or shares of Unrestricted Common Stock of CBOE Holdings, as applicable, upon the occurrence of specified events or by action of the board of directors of CBOE Holdings as set forth in the Restated Charter, the shares of Class A-1 Common Stock, Class A-2 Common Stock and Unrestricted Common Stock, as applicable, will be legally issued, fully paid and nonassessable; and

(iii)               when the shares of Class A-1 Common Stock and Class A-2 Common Stock convert into shares of Unrestricted Common Stock upon the occurrence of specified events or by action of the board of directors of CBOE Holdings as set forth in the Restated Charter, the shares of Unrestricted Common Stock will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of Delaware (which includes those statutory provisions and applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to the laws covered hereby only as they are in effect on that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion is given or may be inferred beyond the matters expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus contained in the Registration Statement.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Richard T. Miller
Richard T. Miller